Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 1, 2023 by and between Cerevel Therapeutics, LLC (the “Company”) and Ronald Renaud (the “Executive”).

WHEREAS, the Executive possesses certain experience and expertise that qualifies the Executive to provide the direction and leadership required by the Company; and

WHEREAS, the Company desires to employ the Executive as Chief Executive Officer and the Executive wishes to accept such employment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.
Position and Duties.

(a)
Effective as of June 12, 2023 (the “Effective Date”), the Executive will be employed by the Company, on a full-time basis, as the President and Chief Executive Officer of the Company and of Cerevel Therapeutics Holdings, Inc. (“Parent”), reporting to the Board of Directors of Parent (or such other board of directors or managers as may be designated as the operative governing entity of the Company, the “Board”). In addition, Parent shall cause the Executive to be nominated for election to the Board and to be recommended to the stockholders for election to the Board as long as the Executive remains the Chief Executive Officer, provided that the Executive shall be deemed to have resigned from the Board and from any related positions upon ceasing to serve as Chief Executive Officer for any reason. Further, the Executive may be asked from time to time to serve as a director or officer of one or more of the Company’s Affiliates, without further compensation.

(b)
The Executive agrees to perform the duties of the Executive’s position, and such other duties appropriate for Executive’s position as may reasonably be assigned to the Executive from time to time by the Board. Subject to the below, the Executive also agrees that, while employed by the Company, the Executive will devote the Executive’s full business time and the Executive’s best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of the Executive’s duties and responsibilities for them. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the Executive’s employment, except as may be expressly approved in advance by the Board in writing; provided, however, that the Executive may participate in the activities set forth on Exhibit A hereto and may without advance consent participate in charitable activities and engage in personal investment activities, in each case to the extent such activities, individually or in the aggregate, do not interfere with the performance of the Executive’s duties under this Agreement, create a conflict of interest or violate any provision of Section 3 of this Agreement or the Restrictive Covenant Agreement (as defined below).

2.
Compensation and Benefits. During the Executive’s employment hereunder, as compensation for all services performed by the Executive for the Company and its Affiliates, the Company will provide the Executive the following compensation and benefits:

(a)
Base Salary. The Company will pay the Executive a base salary at the rate of $675,000 per year, payable in accordance with the regular payroll practices of the Company and subject to increase from time to time by the Compensation Committee of the Board (the “Compensation Committee”) in its discretion (as increased, from time to time, the “Base Salary”).

(b)
Bonus Compensation. For each fiscal year completed during the Executive’s employment under this Agreement, the Executive will be eligible to earn an annual bonus (each, an “Annual Bonus”) pursuant to the Parent’s Senior Executive Cash Annual Incentive Plan (as may be amended from time to time, the “AIP”). The Executive’s target bonus will be 65% of the Base Salary (the “Target Bonus”), with the actual amount of any such Annual Bonus to be determined by the Compensation Committee in its discretion in accordance with the AIP, based on the Executive’s performance and the Company’s performance against goals established by the Compensation Committee in its discretion. The Annual Bonus for the Executive’s initial year of employment with the Company shall not be prorated based on the Effective Date. Except as provided in Section 5, in order to receive any Annual Bonus hereunder, the Executive must be employed through the last day of the year to which such Annual Bonus relates. Any Annual Bonus will be paid in accordance with the AIP.

(c)
Equity. The Executive will be eligible for participation in the Cerevel Therapeutics Holdings, Inc. 2020 Equity Incentive Plan (the “Plan”). Subject to the receipt of any required approvals (including any required Board approvals) and the Executive’s continued employment through the grant date, the Executive will be granted non-qualified stock options (the “Options”) to purchase shares of the Parent’s common stock, par value $0.0001 per share (the “Common Stock”), performance restricted stock units (“PSUs”) and restricted stock units (the “RSUs” and, together with the Options and the PSUs, the “Equity Awards”), of which the Options shall have an aggregate grant date fair value thereof, as determined in accordance with ASC 718 or its successor provision, equal to $5,250,000 (rounded down to the nearest whole Option), the RSUs shall have an aggregate grant date fair value thereof, as determined in accordance of ASC 718 or its successor provision, equal to $5,250,000 (rounded down to the nearest whole RSU), and the PSUs shall equal $10,500,000 divided by the average of the closing market prices for one share of Common Stock for the twenty (20) consecutive trading days prior to (and including) the Effective Date. The Equity Awards will be granted on the Effective Date and the Options will have an exercise price equal to the closing market price on the Nasdaq Global Market of one share of Common Stock on the date it is granted, or if no closing price is reported for such date, the closing price on the next immediately following date for which a closing price is reported. The Equity Awards will be evidenced by individual award agreements and will be subject to the terms of the Plan, the applicable award agreements, any other applicable stockholders’ agreements (collectively, the “Equity Documents”), and any other restrictions and limitations generally applicable to the Common Stock or equity awards held by the Company’s executives or otherwise imposed by law. The terms of the Equity Awards will be consistent with Exhibit B hereto in all material respects. In the event of any conflict between this Agreement and the Equity Documents, and except as provided in Section 5(d)(iv) below, the Equity Documents will control.

(d)
Participation in Employee Benefit Plans. The Executive will be entitled to participate in all Company and Parent employee benefit plans from time to time in effect for senior executives of comparable status of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement, in which event this Agreement shall control unless this Agreement expressly provides otherwise. The Executive’s participation in Company and Parent employee benefit plans will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

(e)
Vacations. The Executive will be entitled to vacation days in accordance with the policies of the Company as in effect for senior executives of comparable status, as in effect from time to time. Vacation may be taken at such times and intervals as the Executive shall determine, subject to the business needs of the Company.

(f)
Business Expenses. The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of the Executive’s duties and responsibilities for the Company, subject to Company policy as in effect from time to time and to such reasonable substantiation and documentation as may be specified by the Company from time to time. The Executive’s right to payment or reimbursement hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

(g)
Indemnification. In connection with the Executive’s status as an executive officer of the Company, upon or shortly after the Effective Date, the Executive and the Parent will enter into an indemnification agreement in the form utilized by the Parent for executive officers of the Company (the “Indemnification Agreement”).

3.
Restricted Activities.

(a)
As a condition of employment, the Executive will be required to enter into the Restrictive Covenant Agreement attached hereto as Exhibit C (the “Restrictive Covenant Agreement”). The Executive acknowledges and agrees that the Executive received the Restrictive Covenant Agreement with this Agreement and at least ten (10) business days before the commencement of the Executive’s employment.

(b)
Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available (at mutually convenient times and in mutually convenient locations) to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company. During and after the Executive’s employment, the Executive also shall cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out of pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 3(b).

4.
Termination of Employment. The Executive’s employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a)
By the Company For Cause. The Company may terminate the Executive’s employment for Cause upon notice to the Executive setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following: (i) the Executive’s refusal to comply with a material directive of the Board, or gross negligence in the performance of the Executive’s duties and responsibilities to the Company or any of its Affiliates; (ii) the Executive’s material breach of this Agreement, the Restrictive Covenant Agreement, or any written Company policies, or any written codes of ethics or business conduct applicable to the Executive’s position, as in effect from time to time of which the Executive has received prior written notice, (iii) the Executive’s commission of, indictment for, or plea of nolo contendere to: a felony, or another crime involving moral turpitude that causes or could reasonably be expected to cause material harm to the business interests or reputation of the Company or any of its Affiliates; or (iv) fraud, theft, embezzlement, unlawful harassment or other intentional misconduct by the Executive that (with respect to such other intentional misconduct only) is or could reasonably be expected to be materially harmful to the business interests or reputation of the Company or any of its Affiliates. Further, Cause shall not exist hereunder, in the case of (i) or (ii) above, unless the Company has provided the Executive with written notice of the event(s) alleged to constitute Cause thereunder and, if such event(s) are susceptible to cure, a 15 day period to cure following the receipt of such notice in which the Executive has failed to cure such event(s).

(b)
By the Company Without Cause. The Company may terminate the Executive’s employment at any time without Cause upon ten (10) days’ notice to the Executive (during which period (or any portion thereof) the Executive may be placed on paid administrative leave).

(c)
By the Executive for Good Reason. The Executive may terminate the Executive’s employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s consent, (i) any diminution in the Base Salary or Target Bonus, unless applied across-the-board to all similarly-situated executives of the Company and not more than 5%, (ii) any material diminution in the Executive’s titles, duties, or responsibilities, (iii) a permanent reassignment of the Executive’s primary office to a location more than 35 miles from the Company’s offices in Massachusetts, or (iv) a material breach by the Company of this Agreement, the Equity Documents or any other award agreement and with respect to awards that are granted to the Executive; provided, however, Good Reason shall not exist hereunder, unless the Executive has provided the Company with written notice of the event(s) alleged to constitute Good Reason within 30 days of the initial occurrence of such event(s), and the Company has failed to cure such event(s) within 30 days following its receipt of such notice. The Executive may terminate the Executive’s employment for Good Reason at any time within the 30-day period after the 30-day cure period has expired.

(d)
By the Executive other than for Good Reason. The Executive may terminate the Executive’s employment at any time upon sixty (60) days’ notice to the Company. In the event of such resignation, the Company may accelerate the date of the Executive’s termination without such acceleration constituting a termination by the Company hereunder.

(e)
Death and Disability. The Executive’s employment hereunder shall automatically terminate in the event of the Executive’s death during employment. The Company may terminate the Executive’s employment, upon notice to the Executive, in the event that the Executive becomes disabled during the Executive’s employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of the Executive’s duties and responsibilities hereunder, even with a reasonable accommodation, for a period of ninety (90) consecutive days or one hundred and twenty (120) days (whether or not consecutive) during any period of three hundred sixty-five (365) consecutive days. If any question shall arise as to whether the Executive is disabled to the extent that the Executive is unable to perform substantially all of the Executive’s duties and responsibilities for the Company and its Affiliates, the Executive shall, at the Company’s request, and cost submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s guardian, if any, has no reasonable objection to determine whether the Executive is so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and the Executive fails to submit to the requested medical examination, the Company’s good faith, reasonable determination of the issue shall be binding on the Executive.

5.
Other Matters Related to Termination.

(a)
Final Compensation. In the event of termination of the Executive’s employment with the Company, howsoever occurring, the Company shall pay the Executive (i) the Base Salary for the final payroll period of the Executive’s employment, through the date the Executive’s employment terminates (the “Date of Termination”); (ii) any bonus in respect of a prior year which has not yet been paid, payable at such time when such bonus would otherwise have been paid; and (iii) reimbursement, in accordance with Section 2(f) hereof, for business expenses incurred by the Executive but not yet paid to the Executive as of the date the Executive’s employment terminates, provided that the Executive submits all expenses and supporting documentation required within sixty (60) days of the date the Executive’s employment terminates, and provided further that such expenses are reimbursable under Company policies then in effect (all of the foregoing, “Final Compensation”). Except as otherwise provided in Sections 5(a)(ii) and 5(a)(iii), Final Compensation will be paid to the Executive within thirty (30) days following the Date of Termination or such shorter period required by law.

(b)
Severance Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason Outside the Sale Event Period. In the event of any termination of the Executive’s employment by the Company without Cause under Section 4(b) or by the Executive for Good Reason under Section 4(c), in each case outside of the Sale Event Period, the Company will provide the Executive, in addition to Final Compensation, the following (the “Severance Benefits”):

(i)
the Base Salary for a period of two (2) years following the Date of Termination (such period, the “Severance Period” and such payments, the “Severance Payments”), provided in the event the Executive is entitled to any Garden Leave Pay (as defined in the Restrictive Covenant Agreement), the Severance Payments received in any calendar year will be reduced by the amount of Garden Leave Pay the Executive is paid in the same such calendar year pursuant to the Restrictive Covenant Agreement;
(ii)
the Target Bonus for the year of termination, prorated for the number of days during the year in which the Executive’s employment terminates that the Executive was employed by the Company (based upon a 365-day year);
(iii)
in the event the Executive is eligible for and timely elects to continue the Executive’s coverage and, if applicable, that of the Executive’s eligible dependents in the Company’s group health plans under the federal law known as “COBRA” or similar state law (together, “COBRA”), the Company shall pay the Company’s portion of the contributions to the cost of COBRA coverage on behalf of the Executive and, if applicable, the Executive’s eligible dependents until the earlier of (A) the date that is 18 months following the Date of Termination and (B) the date that the Executive and, if applicable, the Executive’s eligible dependents, cease to be eligible for such COBRA coverage under applicable law or plan terms (the “Health Continuation Benefits”). The Company’s contribution to the costs of the Health Continuation Benefits shall be determined on the same basis as the Company’s contribution to Company-provided health and dental insurance coverage, in effect on the Date of Termination, for an active employee with the same coverage elections. The Executive shall be responsible for paying the remaining portion of the premiums for such COBRA coverage as if the Executive remained employed. The Executive authorizes the deduction of the portion for which the Executive is responsible from the Severance Payments. Notwithstanding this Section 5(b)(iii), if the Executive commences new employment and is eligible for a new group health plan, the Health Continuation Benefits shall cease when the Executive’s new employment begins.
(c)
Conditions To And Timing Of Severance Benefits. Any obligation of the Company to provide the Executive the Severance Benefits or Sale Event Severance Benefits (as applicable) is conditioned on the Executive’s signing and returning, without revoking, to the Company a timely and effective separation agreement containing a general release of claims and other customary terms, including (in the Company’s sole discretion) a twelve month post-employment noncompetition provision, other post-employment restrictive covenants substantially similar to those found in this Agreement and the Restrictive Covenant Agreement, and a seven (7) business day revocation period, in the form provided to the Executive by the Company at or around the time that the Executive’s employment terminates that is substantially similar to Exhibit D (the “Separation Agreement”). The Executive must return to the Company and not revoke the Separation Agreement within the time period required by the Separation Agreement, and in any event, the Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date the Executive’s employment terminates. Any Severance Payments to which the Executive is entitled will be payable in the form of salary continuation in accordance with the normal payroll practices of the Company. The first such payment, together with the pro-rated Target Bonus described under Section 5(b)(ii) above, will be made within 60 calendar days after the Date of Termination, provided that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A, shall begin to be paid in the second calendar year by the last day of such 60-day period, provided further that the initial payment of the Severance Payments shall include a catch-up payment to cover amounts retroactive to the day following the Date of Termination. Notwithstanding the foregoing, in the event that the Company’s payment of the Health Continuation Benefits would subject the Company or the Executive to any tax or penalty under Section 105(h) of the Internal Revenue Code, as amended (the “Code”), the Patient Protection and Affordable Care Act, as amended, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, the Executive and the Company shall work together in good faith to restructure such benefit.

(d)
Severance Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason Within the Sale Event Period. In the event of any termination of the Executive’s employment by the Company without Cause under Section 4(b) or by the Executive for Good Reason under Section 4(c), in each case within the Sale Event Period, then subject to the Executive signing and returning to the Company and not revoking the Separation Agreement within the time period required by the Separation Agreement, and the Separation Agreement becoming effective, if at all, by the sixtieth

(60th) calendar day following the Date of Termination, the Company will pay the Executive, in addition to Final Compensation, the below “Sale Event Severance Benefits”. These provisions shall terminate and be of no further force or effect after the Sale Event Period. For the avoidance of doubt, (i) in no event will the Executive be entitled to both Severance Benefits under Section 5(b) and Sale Event Severance Benefits under this Section 5(d), and (ii) if the Company has commenced providing Severance Benefits to the Executive under Section 5(b) prior to the date that the Executive becomes eligible to receive Sale Event Severance Benefits under this Section 5(d), the Severance Benefits previously provided to the Executive under Section 5(b) shall reduce the Sale Event Severance Benefits to be provided under this Section 5(d). The Sale Event Severance Benefits are as follows:
(i)
an amount equal to two (2) times the Base Salary (or the Base Salary in effect immediately prior to the Sale Event, if higher) (such payments, the “Sale Event Severance Payments”), provided in the event the Executive is entitled to any Garden Leave Pay (as defined in the Restrictive Covenant Agreement), the Sale Event Severance Payments received in any calendar year will be reduced by the amount of Garden Leave Pay the Executive is paid in the same such calendar year pursuant to the Restrictive Covenant Agreement;
(ii)
the Target Bonus for the calendar year in which the Date of Termination occurs;
(iii)
in the event the Executive is eligible for and timely elects to continue the Executive’s coverage and, if applicable, that of the Executive’s eligible dependents in the Company’s group health plans under COBRA, the Company shall contribute to the costs of the Health Continuation Benefits until the earlier of (A) the date that is 18 months following the Date of Termination and (B) the date that the Executive and, if applicable, the Executive’s eligible dependents, cease to be eligible for such COBRA coverage under applicable law or plan terms. The Company’s contribution to the costs of the Health Continuation Benefits shall be determined on the same basis as the Company’s contribution to Company-provided health and dental insurance coverage, in effect on the Date of Termination, for an active employee with the same coverage elections. The Executive shall be responsible for paying the remaining portion of the premiums for such COBRA coverage as if the Executive remained employed. Notwithstanding this Section 5(d)(iii), if the Executive commences new employment and is eligible for a new group health plan, the Health Continuation Benefits shall cease when the Executive’s new employment begins; and
(iv)
notwithstanding anything to the contrary in the Plan or any applicable award agreement and with respect to awards that are granted to the Executive (other than the PSUs referenced in Section 2(c) above, which shall be governed by their terms), (A) all awards with conditions and restrictions relating to the attainment of performance goals (if any) and for which there is no assumption, continuation, substitution or cash-out provided in connection with the Sale Event, may become immediately vested and payable in the Board’s discretion or to the extent specified in the applicable award agreement, and (B) all time-based stock options and other stock-based awards subject to time-based vesting (the “Time-Based Equity Awards”) shall accelerate and become fully exercisable, nonforfeitable and payable (as applicable) immediately, in each case, as of the later of (i)

the Date of Termination; (ii) the Sale Event or (iii) the effective date of the Separation Agreement (in each case, the “Accelerated Vesting Date”); provided that any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the Date of Termination in the absence of this Policy will be delayed until the effective date of the Separation Agreement and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Date of Termination and the Accelerated Vesting Date.

The Sale Event Severance Payments will be payable in substantially equal installments in accordance with the normal payroll practices of the Company over the twelve (12) month period immediately following the Date of Termination or, if later, the Sale Event. The first such payment, together with the Target Bonus described under Section 5(d)(ii) above, will be made within 60 calendar days after the Date of Termination or the Sale Event (as applicable), provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall commence to be paid in the second calendar year by the last day of such 60-day period, provided further that the initial payment of the Sale Event Severance Payments shall include a catch-up payment to cover amounts retroactive to the day following the Date of Termination or the Sale Event (as applicable). Notwithstanding the foregoing, in the event that the Company’s payment of the Health Continuation Benefits would subject the Company or the Executive to any tax or penalty under Section 105(h) of the Code, the Patient Protection and Affordable Care Act, as amended, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, the Executive and the Company shall work together in good faith to restructure such benefit.

(e)
Benefits Termination. Except for any right the Executive may have under COBRA or other applicable law to continue participation in the Company’s group health and dental plans at the Executive’s cost and except as expressly provided in Section 5(b)(iii) or Section 5(d)(iii) of this Agreement, as applicable, the Executive’s participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the Date of Termination, without regard to any continuation of the Base Salary or other payment to the Executive following termination of the Executive’s employment, and the Executive shall not be eligible for vacation or other paid time off following the termination of the Executive’s employment.

(f)
Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the Executive’s obligations under Section 3 of this Agreement and the Restrictive Covenant Agreement and the Company’s obligations under Section 5. The obligation of the Company to make payments to the Executive under Section 5, are expressly conditioned upon the Executive’s continued performance of the Executive’s obligations under Section 3 of this

Agreement and the Restrictive Covenant Agreement. Upon termination of employment by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other shall cease, except as otherwise expressly provided in this Agreement, the Restrictive Covenant Agreement, the Indemnification Agreement, the Equity Documents and, if applicable, the Separation Agreement.

6.
Timing of Payments and Section 409A.

(a)
This Agreement, and all payments hereunder, is intended to comply with or be exempt from Section 409A of the Code, as amended (“Section 409A”), and shall be interpreted and construed in accordance with such intent.
(b)
Notwithstanding anything to the contrary in this Agreement or the Restrictive Covenant Agreement, if at the time the Executive’s employment terminates, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement or the Restrictive Covenant Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the Date of Termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A.

(c)
For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(d)
Each payment made under this Agreement or the Restrictive Covenant Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(e)
In no event shall the Company or any person affiliated with the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.
7.
Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise; provided, however, that Affiliates does not include BC Perception Holdings, LP or Pfizer Inc.

“Code” means the Internal Revenue Code of 1986, as amended.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

“Plan” means the Cerevel Therapeutics Holdings, Inc. 2020 Equity Incentive Plan, as may be amended from time to time, including any successor plan.

“Sale Event” shall have the definition contained in the Plan; provided that such event must also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code.

“Sale Event Period” means the period that commences three (3) months prior to, and ends twelve (12) months following, the occurrence of the first event constituting a Sale Event.

8.
Conflicting Agreements. The Executive hereby represents and warrants that the Executive’s signing of this Agreement and the performance of the Executive’s obligations under this Agreement will not breach or be in conflict with any other lawful agreement to which the Executive is a party or is bound, and that the Executive is not now subject to any lawful covenants against competition or similar covenants or any court order that could affect the performance of the Executive’s obligations under this Agreement. The Executive agrees that the Executive will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent and will recuse himself from any situation which may compromise his obligation to strictly safeguard confidential information of third parties and prevent unauthorized disclosure. During the Executive’s employment by the Company, the Executive will use in the performance of the Executive’s duties, in addition to the Company’s confidential information, proprietary information and trade secrets, only information which is generally known and used by persons with training and experience comparable to the Executive’s own, common knowledge in the industry, otherwise legally in the public domain or obtained or developed by the Company or by the Executive in the course of the Executive’s work for the Company.

9.
Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company to the extent required by applicable law.

10.
Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement and the Restrictive Covenant Agreement without the Executive’s consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns. If the Executive dies after the Date of Termination but before all payments or benefits to which the Executive is entitled pursuant to this Agreement have been paid or provided, any remaining payments and benefits will be made to the beneficiary designated by the Executive or, if no such beneficiary has been designated, to the Executive’s estate.

11.
Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.
Miscellaneous. This Agreement, together with the Restrictive Covenant Agreement, the Indemnification Agreement and the Equity Documents, sets forth the entire agreement between the Executive and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

13.
Legal Fees. The Executive shall be entitled to payment or reimbursement of reasonable legal fees in an amount not to exceed $10,000 in connection with the review, negotiation and preparation of this Agreement.

14.
Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to the Executive at the Executive’s last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chairperson of the Board, or to such other address as either party may specify by notice to the other actually received.

15.
Section 280G. Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. § 1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. § 1.280G-1, Q&A-24(b) or (c). For purposes of this Agreement, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to the Agreement shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the termination date, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

16.
Effect on Other Plans and Agreements. The Executive shall have no rights to any severance benefits under any Company severance pay plan, policy, offer letter or otherwise. To the extent that any federal, state or local law, including, without limitation, so-called “plant closing” laws, requires the Company to give advance notice or make a payment of any kind to the Executive because of the Executive’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided under this Agreement in Section 5(b) and 5(d), as applicable, or the other arrangement shall either be reduced or eliminated to avoid any duplication of payment.

17.
Conditions. Notwithstanding anything to the contrary herein, the effectiveness of this Agreement shall be conditioned on (i) the Executive’s satisfactory completion of all steps of the Company’s standard background check, which will be completed as soon as practical, and (ii) the Executive’s submission of satisfactory proof of the Executive’s legal authorization to work in the United States.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE COMPANY:

By: _/s/ N. Anthony Coles_______

Name: N. Anthony Coles, M.D.

Title: Chief Executive Officer and Chairperson of the Board

THE EXECUTIVE:

By: _/s/ Ronald Renaud_________

Name: Ronald Renaud